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                                                                       EXHIBIT 3

                        CERTIFICATE OF AMENDMENT OF THE
                           ARTICLES OF INCORPORATION
                                       OF
                       QUALITY CARE PHARMACEUTICALS, INC.




              Pursuant to the provisions of the California General Corporation law, the undersigned officers hereby certify that:

              A. The name of the corporation is Quality Care Pharmaceuticals, Inc., (the "Corporation").

              B. The Articles of Incorporation of the Corporation are amended as follows:

              Article IV of the Corporation's Articles of Incorporation is hereby amended in its entirety to read as follows:

                                       "IV

              The Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock." The total number of shares of Common Stock that the Corporation is authorized to issue is one million two hundred fifty thousand (1,250,000), and each such share shall have no par value. The total number of shares of Preferred Stock that the Corporation is authorized to issue is twelve million (12,000,000), and each such share shall have no par value.

              The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series, to establish the number of shares to be included in such series, and to fix the designation, preferences, privileges, rights, and restrictions of the shares of each such series.

              The designation, preferences, privileges, rights and restrictions with respect to the Corporation's Series A Redeemable Convertible Preferred Stock shall be as follows:

              SERIES A PREFERRED STOCK

              1. Designation. One million (1,000,000) shares of the Preferred Stock authorized above are designated Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock").

              2.     Dividends.

              The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend or other distribution (payable other than in Common Stock of this Corporation) on the Common Stock of this Corporation. Dividends on each share of Series A


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Preferred Stock shall be at the rate of $.06 per annum whenever funds are legally available therefor, payable quarterly when and as declared by the Board of Directors. Commencing on the quarter ending May 31, 1999, such dividends shall accrue and be deemed to accrue from day to day whether or not earned or declared, and shall be cumulative so that if at any time after May 31, 1999 such dividends on the Series A Preferred Stock shall not have been paid or declared and set apart for payment before any dividend shall be paid on or declared or set apart to any holders of shares of Common Stock and before any purchase or acquisition of any Common Stock is made by this Corporation except the repurchase of shares of Common Stock from officers and employees of this Corporation (or their transferees) upon termination of employment of such employees. An accumulation of dividends on the Series A Preferred Stock shall not bear interest.

              In the event that this Corporation shall have cumulative accrued and unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Series A Preferred Stock (as provided in Section 5 hereof), such dividends shall, be converted into Common Stock in accordance with, and pursuant to the terms specified in, Section 5 hereof.

              3.  Liquidation Preference.

              (a) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the shares of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any distribution of assets shall be made to the holders of the Common Stock or junior stock, an amount equal to one dollar ($1.00) per share plus any accumulated unpaid dividends. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amounts to which they respectively shall be entitled, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets of the Corporation according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

              A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, or a series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (each individually referred to herein as a "Change-in-Control"), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this
Section 3(a).

              (b) In the event the Corporation shall propose to take any action of the type described in subparagraph (a) of this Section 3, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or twenty (20) days prior to any shareholders' meeting called to approve such action, whichever is earlier, give each holder of shares of the Series A Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of the Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur,



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the Corporation shall promptly give written notice to each holder of shares of the Series A Preferred Stock of such material change.

              (c) The Corporation shall not consummate any proposed action of the type described in subparagraph (a) of this Section 3 before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be shortened upon the written consent of the holders of all of the outstanding shares of the Series A Preferred Stock.

              (d) In the event the Corporation shall propose to take any action of the type described in subparagraph (a) of this Section 3 which will involve the distribution of assets other than cash to the holders of shares of the Series A Preferred Stock, the Corporation shall promptly engage an independent competent appraiser to determine the value of the assets to be distributed to the holders of shares of the Series A Preferred Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice of the appraiser's valuation to each holder of shares of the Series A Preferred Stock.

              4.     Redemption.

                     (a) At any time after January 14, 2004, the Corporation may, at the option of the Board of Directors upon satisfaction of the terms and conditions as stated herein, from any source of funds legally available therefor, redeem in whole or in part the Series A Preferred Stock by paying in cash therefor a sum equal to the amounts set forth in Section 3(a) in the same manner as if there had occurred a liquidation of this Corporation on the date of the redemption under this Section 4 (such total amount is hereinafter referred to as the "Redemption Price").

                     (b) In the event of any redemption of only a part of the then outstanding Series A
Preferred Stock, this Corporation shall effect such redemption pro rata according to the number of shares held by each holder thereof.

                     (c) At least fifteen (15) but not more than thirty (30) days prior to the date fixed for any redemption of Series A Preferred Stock (the "Redemption Date"), written notice shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder or given by the holder to this Corporation for the purpose of notice or if no such address appears or is given at the place where the principal executive office of this Corporation is located, notifying such holder of the election of this Corporation to redeem such shares, specifying the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his or her certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled. In the event less than all the shares represented by


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any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                     (d) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all dividends on the Series A Preferred Stock designated for redemption in the Redemption Notice shall cease to accrue, all rights of the holders of such shares as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem all shares of Series A Preferred Stock designated to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

                     (e) If on or prior to the Redemption Date, this Corporation deposits the Redemption Price of all outstanding shares of Series A Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company in California as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed with irrevocable instructions and authority to such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Series A Preferred Stock to their respective holders upon surrender of their certificates, then from and after the date of the deposit (although prior to the Redemption Date), the shares so called shall be redeemed and dividends on those shares shall cease to accrue after the Redemption Date. The deposit shall constitute full payment of the shares to their holders, and from and after the date of deposit the shares shall no longer be outstanding and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Redemption Price of the shares without interest upon the surrender of their certificates therefor. The balance of any moneys deposited by this Corporation pursuant to this paragraph remaining unclaimed at the expiration of one (1) year following the Redemption Date shall thereafter be returned to this Corporation upon its request expressed in a resolution of its Board of Directors, after which the holders of shares called for redemption shall be entitled to receive payment of the Redemption Price only from the Corporation.

                     (f) Except as provided in this Section 4, the Series A Preferred Stock shall not be subject to any other right of redemption.

              5.     Conversion.

              The holders of the Series A Preferred Stock shall have the conversion rights as follows (the "Conversion Rights"):


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                     (a) Each share of the Series A Preferred Stock shall be
convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the principal office of this Corporation or the office of any transfer agent for the Series A Preferred Stock, into validly issued, fully paid and nonassessable shares (calculated to the nearest share, fractions being satisfied by cash payment as provided below) of Common Stock (the "GPI Common Stock") of Golden Pharmaceuticals, Inc. ("GPI") the parent company of the Corporation. Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of GPI Common Stock as is determined by dividing $1.00 plus the amount of all accrued but unpaid dividends on each share, by the applicable Conversion Price as hereinafter provided in effect at the time of conversion. The initial conversion price shall be $.20 per share, subject to adjustment as hereinafter provided in effect at the time of conversion.

                     (b) In case GPI shall: (i) pay a dividend or make any other distribution upon any stock of GPI payable in GPI Common Stock or securities of GPI convertible into GPI Common Stock; (ii) subdivide its outstanding shares of GPI Common Stock into a greater number of shares; or (iii) issue additional shares of GPI Common Stock or securities of GPI convertible into GPI Common Stock, the Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased in accordance with the following formula: the Conversion Price multiplied by the quotient obtained by dividing the aggregate number of shares of GPI Common Stock outstanding immediately prior to such subdivision by the aggregate number of shares of GPI Common Stock outstanding immediately after such subdivision.

                     (c) In case GPI shall declare a reverse stock split, the Conversion Price shall, concurrently with the effectiveness of such reverse stock split, be proportionately increased in accordance with the following formula: the Conversion Price multiplied by the quotient obtained by dividing the aggregate number of shares of GPI Common Stock outstanding immediately after such reverse stock split by the aggregate number of shares of GPI Common Stock outstanding immediately prior to such reverse stock split.

                     (d) In case after the date hereof GPI shall take any action affecting the GPI Common Stock, other than an action described in any of the foregoing subparagraphs (a) through (c) hereof, inclusive, which in the opinion of this Corporation's Board of Directors would have a material adverse effect upon these Conversion Rights, the Conversion Price shall be adjusted in such manner and at such time as such Board may in good faith determine to be equitable in the circumstances.

                     (e) Notwithstanding the above, no adjustment of the Conversion Price, shall be made if such adjustment would be equal to less than one (1%) percent, but such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to one (1%) percent or more.

                     (f) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of GPI Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of GPI or of any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation and GPI at their respective offices that he elects to convert the same and shall state in writing therein the name or names in


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which he wishes a certificate or certificates for shares of GPI Common Stock to be issued. GPI shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock or to his nominee or nominees a certificate or certificates for the number of full shares of GPI Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted (such time being herein called the "Conversion Date"), and the person or persons entitled to receive the shares of GPI Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of GPI Common Stock on the Conversion Date.

                     (g) No fractional shares of GPI Common Stock shall be issued upon conversion, and GPI shall, in lieu of issuing such fractional shares, make payment in cash based upon the then current market price of the fraction of a share. The number of full shares issuable upon conversion shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock evidenced by certificates surrendered for conversion at one time by the same holder.

                     (h) GPI shall at all times reserve and keep available, out of its authorized but unissued shares of GPI Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of GPI Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of GPI Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, GPI will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized by unissued shares of GPI Common Stock to such number of shares as shall be sufficient for such purpose.

              6. Voting Rights. Except as otherwise provided in Section 8 hereof or by law, the shares of the Series A Preferred Stock shall have no voting rights.

              7. Notices. Any notice required by the provisions hereof to be given to the holders of shares of the Series A Preferred Stock shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

              8. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, this Corporation shall not, without first obtaining the approval (by vote or written consent of the holders of at least a majority of the total number of shares of Series A Preferred Stock outstanding:

                     (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock; or

                     (b) liquidate, dissolve or wind-up the Corporation (as such terms are defined in Section
3(a) hereof); or

                     (c) consummate a transaction that would result in a Change-in-Control; or


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                     (d) increase the authorized number of shares of Series A
Preferred Stock; or

                     (e) create any new class of shares having preferences over the Series A Preferred Stock as to dividends or assets, unless the purpose of the creation of such class is, and the proceeds to be deemed from the sale and issuance thereof are to be used for, the retirement of all Series A Preferred Stock then outstanding.

              C. The foregoing amendment of the Articles of Incorporation was duly approved by the Corporation's Board of Directors.

              D. The foregoing amendment of the Articles of Incorporation was duly approved by the required written consent of the Corporation's shareholders in accordance with the provisions of Section 902 of the California General Corporation Law.

                     The Corporation's total number of shares which were outstanding and entitled to vote or to furnish written consent with respect to the foregoing amendment at the time of the approval thereof was 1,062,500, all of which are of one class.

                     The percentage vote of the number of the aforesaid outstanding shares which is required to vote or furnish written consent in favor of the foregoing amendment is 51%.

                     The number of the aforesaid outstanding shares which voted or furnished a written consent in favor of the foregoing amendment is 1,062,500, and said number exceeded the percentage of the vote or written consent required to approve the foregoing amendment.




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Signed on January 12, 1999                    /s/ Charles R. Drummond
                                    --------------------------------------------
                                        Charles R. Drummond, CEO and Chairman


Signed on January 12, 1999                       /s/ John H. Grant
                                    --------------------------------------------
                                          John H. Grant, Secretary and COO


      On this 12th day of January, 1999, in the City of Santa Ana, in the State of California, each of the undersigned does hereby declare under the penalty of perjury that he signed the foregoing Certificate of Amendment to the Articles of Incorporation in the official capacity set forth beneath his signature, and that the statements set forth in said Certificate are true of his own knowledge.



                                             /s/ Charles R. Drummond
                                    --------------------------------------------
                                       Charles R. Drummond, CEO and Chairman


                                                 /s/ John H. Grant
                                    --------------------------------------------
                                           John H. Grant, Secretary and COO